SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Texas Capital Bancshares, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	75-2679109 (I.R.S. Employer Identification Number)

2100 McKinney Avenue, Suite 900
Dallas, Texas 75201
(214) 932-6600
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Texas Capital Bancshares, Inc. 2005 Long-Term Incentive Plan
(Full Name of Plan)

Joseph M. Grant, Chief Executive Officer
2100 McKinney Avenue, Suite 900
Dallas, Texas 75201
(214) 932-6600

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to: Fred S. Stovall, Esq.
Patton Boggs LLP
2001 Ross Avenue, Suite 3000
Dallas, Texas 75201
(214) 758-1515

CALCULATION OF REGISTRATION FEE
		Proposed	Proposed
		Maximum	Maximum	Amount of
Title of Securities to	Amount to be	Offering Price per	Aggregate	Registration Fee
be Registered	Registered (1)	Share (2)	Offering Price (2)	(2)

Common Stock, par value $.01 per share	1,500,000	$18.90	$28,350,000	$3,336.80

(1) This Registration Statement covers 1,500,000 shares of common stock that may be issued from time to time pursuant to the 2005 Long-Term Incentive Plan.

(2) Solely for the purpose of calculating the registration fee, the offering price per share and the aggregate offering price have been calculated pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, based upon the average of the high and low prices for a share of common stock as reported by the Nasdaq National Market on May 31, 2005.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this Registration Statement) registers shares of our common stock underlying options that have been or may be issued to certain of our employees and directors under our 2005 Long-Term Incentive Plan (the 2005 Plan).

     The information specified in Part I of Form S-8 is not being filed with the Securities and Exchange Commission (the Commission) as permitted by the Note in Part I of Form S-8. This information will be sent or given to participating employees as specified in Rule 428(b)(1) of the Securities Act of 1933, as amended (the Securities Act). These document(s) and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
EXHIBITS
SIGNATURES
EXHIBIT INDEX
Opinion and Consent of Patton Boggs LLP
Consent of Ernst & Young LLP

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

INCORPORATION OF DOCUMENTS BY REFERENCE

     Our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, and our Current Reports on Form 8-K dated February 9, 2005, March 25, 2005, April 21, 2005, and May 18, 2005 filed pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the Exchange Act), are incorporated by reference herein.

     All documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

INTEREST OF NAMED EXPERTS AND COUNSEL

     We have retained Patton Boggs LLP on a regular basis to perform legal services for us, including acting as our counsel in connection with the preparation of this Registration Statement. Larry A. Makel, a member of our board of directors, is a partner in the law firm Patton Boggs LLP. As of May 16, 2005, partners of Patton Boggs LLP beneficially owned, in the aggregate, 172,300 shares, or 0.007% of our issued and outstanding common stock.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

     Section 102(b)(7) of the Delaware General Corporation Law provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, that such provision shall not eliminate or limit the liability of a director:

•	for any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the Delaware General Corporation Law; or

•	for any transaction from which the director derived an improper personal benefit.

     Our certificate of incorporation provides that we shall, to the fullest extent permitted by the Delaware General Corporation Law, indemnify all persons who we may indemnify under Delaware law and contains provisions permitted by Section 102(b)(7) of the Delaware General Corporation Law.

     Our certificate of incorporation and bylaws provide that:

•	we are required to indemnify our directors and officers, subject to very limited exceptions;

•	we may indemnify other employees and agents, subject to very limited exceptions;

•	we are required to advance expenses, as incurred, to our directors and officers in connection with a legal proceeding, subject to very limited exceptions; and

•	we may advance expenses, as incurred, to our employees and agents in connection with a legal proceeding.

     We have obtained an insurance policy providing for indemnification of officers and directors and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and conditions.

     The indemnification provisions in our certificate of incorporation and bylaws may be sufficiently broad to permit indemnification of our directors and officers for liabilities arising under the Securities Act.

     We have entered into indemnification agreements with each of our directors and officers, which may be broader than the specific indemnification provisions contained in our certificate of incorporation, bylaws or under Delaware law. These indemnification agreements may require us, among other things, to indemnify our officers and directors against liabilities that may arise by reason of their status or service as directors or officers. These indemnification agreements also may require us to advance any expenses incurred by our directors or officers as a result of any proceeding against them as to which they could be indemnified. As of the date of this filing, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification by us is sought, nor are we aware of any threatened litigation or proceeding that may result in a claim for indemnification. We have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in certain circumstances.

EXHIBITS

The following documents are filed as exhibits to this Registration Statement:

Exhibit
Number	Exhibit
4.1	Form of Common Stock Certificate, which is incorporated by reference to Exhibit 4.1 to the third amendment to our registration statement on Form S-3 dated July 31, 2003

4.2	Texas Capital Bancshares, Inc. 2005 Long-Term Incentive Plan, which is incorporated by reference to Exhibit A to our definitive proxy statement on Schedule 14A dated April 15, 2005

5.1	Opinion and Consent of Patton Boggs LLP

23.1	Consent of Ernst & Young LLP

23.2	Consent of Patton Boggs LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page hereto)

UNDERTAKINGS

     The registrant hereby undertakes:

     (a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a twenty percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference to the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the directors, officers and controlling persons of the registrant pursuant to the foregoing provision, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that its meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Dallas, Texas on the 3rd day of June 2005.

Texas Capital Bancshares, Inc.

By:	/s/	Joseph M. Grant

Joseph M. Grant
Chief Executive Officer

     Each person whose signature appears below appoints Joseph M. Grant and George F. Jones, Jr., individually, as true and lawful attorneys-in-fact and agents, with full power of substitution to sign any amendments (including post-effective amendments) to this Registration Statement and to each registration statement amended hereby, and to file the same, with all exhibits and other related documents, with the Commission, with full power and authority to perform any necessary or appropriate act in connection with the amendment(s).

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Joseph M. Grant Joseph M. Grant	Chairman of the Board of Directors and Chief Executive Officer (principal executive officer)	June 3, 2005

/s/ George F. Jones, Jr. George F. Jones, Jr.	President and Chief Executive Officer of Texas Capital Bank, N.A. and Director	June 3, 2005

/s/ Peter B. Bartholow Peter B. Bartholow	Chief Financial Officer and Director (principal financial officer)	June 3, 2005

/s/ Julie Anderson Julie Anderson	Controller	June 3, 2005

/s/ Leo Corrigan III Leo Corrigan III	Director	June 3, 2005

/s/ Frederick B. Hegi, Jr. Frederick B. Hegi, Jr.	Director	June 3, 2005

/s/ James R. Holland, Jr. James R. Holland, Jr.	Director	June 3, 2005

/s/ Larry A. Makel Larry A. Makel	Director	June 3, 2005

Signature	Title	Date

/s/ Walter W. McAllister III Walter W. McAllister III	Director	June 3, 2005

/s/ Lee Roy Mitchell Lee Roy Mitchell	Director	June 3, 2005

/s/ Steve Rosenberg Steve Rosenberg	Director	June 3, 2005

	Director	June 3, 2005
John C. Snyder

/s/ Robert W. Stallings Robert W. Stallings	Director	June 3, 2005

	Director	June 3, 2005
James Cleo Thompson, Jr.

	Director	June 3, 2005
Ian J. Turpin

EXHIBIT INDEX

Exhibit
Number	Exhibit
4.1	Form of Common Stock Certificate, which is incorporated by reference to Exhibit 4.1 to the third amendment to our registration statement on Form S-3 dated July 31, 2003

4.2	Texas Capital Bancshares, Inc. 2005 Long-Term Incentive Plan, which is incorporated by reference to Exhibit A to our definitive proxy statement on Schedule 14A dated April 15, 2005

5.1	Opinion and Consent of Patton Boggs LLP

23.1	Consent of Ernst & Young LLP

23.2	Consent of Patton Boggs LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page hereto)